Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-101916 of Cenex Harvest States Cooperatives on Form S-2 of our report dated June 19, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company’s method of accounting for start-up activities in 1999) on the consolidated financial statements of Ventura Foods, LLC and subsidiary, appearing in the Annual Report on Form 10-K of Cenex Harvest States Cooperatives for the year ended August 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California
January 10, 2003